Exhibit 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

September 29, 2006

Petróleo Brasileiro S.A.

Av. República do Chile, 65/1702

Rio de Janeiro

Brazil 20035-900

Gentlemen:

We hereby consent to the incorporation by reference into the registration statement on Form F-3, Registration No. 333-118644, of Petróleo Brasileiro S.A.—Petrobras and Petrobras International Finance Company (together, the “Registrants”), of the references to DeGolyer and MacNaughton contained in the Annual Report of the Registrants on Form 20–F for the year ended December 31, 2005, under the heading Presentation of Information Concerning Reserves and under the heading Item 4—INFORMATION ON THE COMPANY—Exploration, Development and Production—Reserves.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON